UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN CONSENT STATEMENT

SCHEDULE 14A INFORMATION

Consent Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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ZORAN CORPORATION
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
COWEN OVERSEAS INVESTMENT LP
RAMIUS ADVISORS, LLC
RAMIUS VALUE AND OPPORTUNITY ADVISORS LLC
RAMIUS LLC
COWEN GROUP, INC.
RCG HOLDINGS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
JON S. CASTOR
DALE FULLER
THOMAS LACEY
JEFFREY MCCREARY
JEFFREY C. SMITH
EDWARD TERINO

(Name of Persons(s) Filing Consent Statement, if Other Than the Registrant)

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Ramius Value and Opportunity Master Fund Ltd, together with the other participants named herein (collectively, “Ramius”), has made a definitive filing with the Securities and Exchange Commission of a consent statement and an accompanying WHITE consent card to be used to solicit consents from stockholders of Zoran Corporation, a Delaware corporation (“Zoran”) for the removal of six current directors of Zoran and the election of Ramius’ six nominees.

On February 1, 2011, Ramius issued the following press release:

Ramius Delivers Letter to Zoran Shareholders

Calls on Shareholders to Hold the Current Board Accountable for its Massive Destruction of Shareholder Value

Highlights Misleading Statements about the Company's Underperforming and Money-Losing DTV and DVD Segments

Urges Shareholders to Consent on the White Card Today to Remove Six Current Directors and Elect the Qualified and Experienced Ramius Nominees Who Are Determined to Significantly Improve Shareholder Value at Zoran

NEW YORK, Feb. 1, 2011 -- Ramius Value and Opportunity Advisors LLC, a subsidiary of Ramius LLC (collectively, "Ramius"), today sent a letter to shareholders of Zoran Corporation (NasdaqGS: ZRAN - News), urging shareholders to submit their white consent card to remove and replace six members of the current Board with highly qualified director candidates who are committed to significantly improving the operating performance of Zoran and enhancing shareholder value.  In the letter, Ramius calls on shareholders to hold the Board accountable for overseeing massive destruction of shareholder value and deterioration in financial performance.  Ramius also highlights misleading statements made by Zoran to its shareholders about the underperforming and money-losing DTV and DVD segments.  Further, Ramius goes on to outline its nominee's proven experience in overseeing a number of successful semiconductor and technology companies and their commitment to improving operating performance and shareholder value at Zoran.

Ramius is one of the largest shareholders of Zoran, beneficially owning approximately 9.3% of the shares outstanding.  Holders of Zoran shares as of the close of business on January 7, 2011, the record date for the Consent Solicitation, are entitled to execute and deliver a WHITE consent card in support of Ramius' proposals irrespective of whether such shareholders sell any or all of their stock, or acquire additional stock, after such date.

The letter to shareholders is available at the SEC's website at http://www.sec.gov and will also be available at www.shareholdersforzoran.com.

With any questions on how to vote the WHITE consent card – please contact Innisfree M&A Incorporated at (877) 717-3898.

Highlights of the letter include:

•	The current Board has overseen an extended period of underperformance and massive declines in shareholder value, and it appears that results may be getting worse.

•
Zoran's stock price has underperformed peers materially over the last one-, three-, and five-year periods (underperformance versus the peer group of -76.8%, -69.4%, and -82.3% over the last one-, three-, and five-year periods, respectively).

•
Zoran has spent $800 million, or $15.93 per share on R&D and acquisitions over the last five years, yet enterprise value has declined from $604 million to only $100 million – a decline in enterprise value of $500 million, or 83%.

•	Zoran continues to provide shareholders with misleading statements about its underperforming and money losing DTV and DVD business.

•	The current Zoran Board collectively has limited industry experience, minimal financial interest, and an average Board tenure of 20 years.

•	For the last three years, Zoran has ignored ISS' recommendation that Zoran seek new Board members.

•	Ramius' Nominees have extensive relevant industry experience, a proven track record of success, and a commitment to significantly improve operating performance and shareholder value at Zoran.

The full text of the letter follows:

February 1, 2011

Dear Fellow Zoran Shareholders:

CHANGE AT ZORAN IS NEEDED NOW

THE CURRENT BOARD NEEDS TO BE HELD ACCOUNTABLE FOR OVERSEEING MASSIVE DESTRUCTION OF SHAREHOLDER VALUE

RAMIUS' NOMINEES ARE EXTREMELY QUALIFIED AND CAPABLE INDUSTRY VETERANS WITH TRACK RECORDS OF SUCCESS IN TURNING AROUND COMPANIES AND PRODUCING STRONG RETURNS FOR INVESTORS

PLEASE SUBMIT YOUR CONSENT ON THE WHITE CARD TODAY FOR RAMIUS' HIGHLY-QUALIFIED NOMINEES WHO ARE DETERMINED TO SIGNIFICANTLY IMPROVE SHAREHOLDER VALUE

Ramius Value and Opportunity Fund, an affiliate of Ramius LLC (the "Ramius Group"), currently beneficially owns 9.3% of the outstanding common shares of Zoran Corporation ("Zoran" or "the Company"), making us one of the largest shareholders of the Company.  We are seeking your consent to remove and replace six members of the current Board with highly qualified director candidates – Jon Castor, Dale Fuller, Thomas Lacey, Jeffrey McCreary, Jeffrey Smith and Ed Terino.  Each of the nominees, five of whom are independent of Ramius, is uniquely qualified to oversee Zoran, having led and overseen value creation at a number of successful semiconductor and technology companies.  Collectively, these nominees form an outstanding Board that is committed to significantly improve the operating performance at Zoran and lead the Company towards a bright future.

We believe there are significant opportunities to greatly improve operating performance and enhance shareholder value at Zoran and hope it is clear to you that our nominees provide shareholders with the best chance for achieving success.  If you have not already done so, we would encourage all shareholders to visit www.shareholdersforzoran.com for further information regarding this consent solicitation.  Shareholders of record as of the close of business on January 7, 2011, have the ability to submit their consent to our proposals irrespective of whether such shareholders sell any or all of their stock, or acquire additional stock, after such date.

THE CURRENT ZORAN BOARD HAS OVERSEEN A PERIOD OF SIGNIFICANT SHAREHOLDER VALUE DESTRUCTION & SHOULD BE REPLACED

Under the direction of the current Board, Zoran shareholders have suffered massive declines in shareholder value.  In fact, Zoran's stock has dramatically underperformed both its Peer Group and the broader market indices over almost any extended time period.  We believe this poor performance is a direct result of Zoran's ill-conceived investments in money losing businesses, the Company's failure to generate acceptable operating performance and the Company's inability to develop an effective business strategy.  This unacceptable performance has resulted in significant destruction in shareholder value.

•	Over the past one-, three-, and five-year periods, Zoran's stock has dramatically underperformed its Peer Group by -76.8%, -69.4% and -82.3%, respectively.

•
Even worse, since Zoran's IPO in December 1995, the stock has underperformed the Russell 2000 and NASDAQ Index by -185.0% and -192.6%, respectively.  Measuring back to the IPO is particularly relevant since the CEO and the majority of the board have been in their positions since prior to the IPO (over 20 years).

	As of December 3, 2010
	1 year	3 year	5 year	IPO

Russell 2000 Index	28.5%	(0.5%)	9.5%	142.0%
NASDAQ Index	19.2%	(1.7%)	14.0%	149.6%
Peer Group	55.0%	4.4%	27.2%	NA

Zoran Corporation	(21.7%)	(65.0%)	(55.1%)	(43.0%)

Underperformance to Peers	(76.8%)	(69.4%)	(82.3%)	NA

Underperformance to NASDAQ	(41.0%)	(63.3%)	(69.1%)	(192.6%)

Note: Parentheses indicate negative number
Note: Stock price as of December 3, 2010, the date that Ramius publicly filed its initial consent solicitation
Note: Peer Group sourced from Zoran's 2010 proxy and includes ATHR, BRCM, CNXT, DLB, DSPG, EFII, MRVL, MSCC, NEWP, NVDA, OVTI, SIGM, SIMG, TRID, and TQNT

ZORAN HAS SPENT $800 MILLION ON R&D AND ACQUISITIONS OVER THE LAST 5 YEARS – YET ENTERPRISE VALUE HAS DECLINED FROM $604 MILLION TO ONLY $100 MILLION

Over the last five years, Zoran has spent $800 million in acquisitions and R&D, or $15.93 per share.  This compares to the stock price of $7.70 per share as of December 3, 2010.(1)   Despite these massive investments, enterprise value has declined from $604.0 million to $100.3 million.(1) In other words, $500 million, or 83%, of Zoran's enterprise value has been destroyed over the past five years.  Over that same time period, the enterprise value of Zoran's Peer Group Index rose by 49%, representing an underperformance by Zoran of -132%.(1)

ZORAN HAS FAILED TO MANAGE ITS BUSINESS EFFECTIVELY – RESULTING IN A SIGNIFICANT DETERIORATION IN FINANCIAL PERFORMANCE

Zoran's financial performance over the last several years has been abysmal.  Since 2007 alone:

•	Revenue has declined by $131 million;

•	Gross Profit has declined by $77 million; and

•	EBITDA has declined by approximately $62 million

Unfortunately, Zoran's results may be getting worse

On the Company's last quarter conference call, the Company provided revenue guidance in a range of $60 to $65 million, representing a sequential quarter over quarter decline of $34 million to $39 million.  This compared to consensus analyst estimates at the time of $95 million.  This represents a 32% to 37% drop in revenue expectation in one quarter alone.  Even worse, given the abysmal revenue expectations, Zoran stated that next quarter "cash is expected to decline by approximately $15 million."

Compared to the Company's own Peer Group, Zoran trails by a wide margin

•	Zoran LTM revenue growth of -0.9% versus its Peer Group of 22.2%, an underperformance by Zoran of 23.1%

•	Zoran LTM operating expenses as a % of revenue of 55.5% versus its Peer Group of 36.6%, an underperformance by Zoran of 18.9%

•	Zoran LTM EBITDA margin of -2.3% versus its Peer Group of 12.4%, an underperformance by Zoran of 14.7%

ZORAN CONTINUES TO MISLEAD SHAREHOLDERS ABOUT ITS UNDERPERFORMING AND MONEY-LOSING DTV AND DVD SEGMENTS

In Ramius' letter to Zoran's Board of Directors on December 6, 2010, Ramius highlighted the significant losses in Zoran's unprofitable and structurally challenged Digital Television (DTV) and DVD businesses.  Ramius estimated in its letter that Zoran's DTV and DVD businesses had operating losses of approximately $56.4 million over the last twelve months.

Rather than actually admitting to the substantial losses in the DTV and DVD businesses so that shareholders could make an informed opinion about the businesses, Zoran has instead attempted to confuse shareholders as to the true losses in those businesses.  In several letters and filings, Zoran even aggressively attacked Ramius' estimates surrounding the losses in DTV and DVD.

HOWEVER, ZORAN'S OWN STATEMENTS IN ITS LAST PRESS RELEASE ACTUALLY CONFIRM RAMIUS' ESTIMATES OF THE SUBSTANTIAL LOSSES IN ITS DTV AND DVD SEGMENTS

In an attempt to promote the operating performance of Zoran's Digital Still Camera (DSC) business and Printer business, Zoran actually confirmed Ramius' estimates of the losses in its DTV and DVD businesses.

In a letter to stockholders on January 25, 2011, Zoran stated:

•	The Digital Still Camera business "achieved a 20% non-GAAP operating margin in the segment on an LTM basis as of September 30, 2010" and;

•	The Printer business "achieved a 29% non-GAAP operating margin in the segment on an LTM basis as of September 30, 2010"

With this information, we can back into the actual operating losses of Zoran's DTV and DVD businesses:(2)

•	LTM revenue in the DSC and Printer businesses, according to Zoran's filings, were $171.6 million and $58.4 million respectively

•	This implies LTM non-GAAP operating income for the DSC and Printer businesses of $34.3 million and $16.9 million, respectively, or $51.2 million combined

•	According to Zoran's filings, total non-GAAP operating loss for the entire business over the last twelve months was -$5.2 million

•
Therefore, this means that the rest of Zoran's businesses, namely DTV (including STB) and DVD, are losing approximately $56.4 million (the difference between positive $51.2 million for the DSC and Printer business and -$5.2 million for the entire Company)

TABLE A - Non GAAP Operating Loss of Zoran's DTV and DVD Segments

LTM Revenue - DSC	$171.6
LTM Non GAAP Operating Margin	20.0%
LTM Non GAAP Operating Income	$34.3

LTM Revenue - Printer	$58.4
LTM Non GAAP Operating Margin	29.0%
LTM Non GAAP Operating Income	$16.9

LTM Non GAAP Operating Income - DSC and Printer	$51.2

Consolidated Non GAAP Operating Income	(5.2)

Implied DTV and DVD Non GAAP Operating Loss	($56.4)

Estimated DTV Non GAAP Operating Loss	(51.6)
Estimated DVD Non GAAP Operating Loss	(4.8)

RATHER THAN ADMIT TO THESE SUBSTANTIAL LOSSES IN DTV AND DVD, ZORAN INSTEAD CONTINUES TO PROVIDE SHAREHOLDERS WITH MISLEADING INFORMATION

Misleading Statement – "we have already reduced DTV's projected annual non-GAAP operating expenses by approximately 13% in 2011 and have reduced our breakeven revenue level to approximately $30 to $35 million per quarter"

Reality – We fail to understand how Zoran could reduce its breakeven revenue level in DTV to $30 to $35 million by only reducing operating expenses by 13%.  In fact, we estimate that Zoran would still incur losses of $25 million in DTV per year at a revenue level of $35 million per quarter.

Let's look at the math – Based on non-GAAP operating losses in DTV and DVD of -$56.4 million (Table "A" above), derived from the Company's own statements, we estimate that the DTV business (including set top box) incurred losses of approximately -$51.6 million(3) over the last twelve months.

By reducing operating expenses in DTV by 13%, operating expenses would go from -$90.3 million to -$78.5 million.  At $140 million of revenue ($35 million per quarter), and a 38.5% gross margin, even with operating expenses 13% lower than current estimates, we believe that Zoran would still be losing approximately $25 million per year in DTV.

Zoran Estimated DTV (including STB) Operating Losses
		13% Exp
	LTM	Reduction	Pro Forma

Revenue	$100.5		$140.0
Gross Margin	38.5%		38.5%
Gross Profit	38.7		53.9
Operating Expenses	(90.3)	$11.7	(78.5)

Operating Income	($51.6)		($24.6)

Based on the analysis above, we seriously question Zoran's ability to achieve breakeven in DTV at a revenue level of $30 - $35 million with only a 13% reduction in expenses.

Further, the Company's promise of breakeven at $30 to $35 million of revenue per quarter ($120-$140 million per year) requires significant revenue growth of up to 39% given LTM revenue of $100.5 million, and even more based on analyst estimates for 2011 DTV revenue of $50 to $75 million.

Misleading Statement – "We expect to achieve our revenue and design win targets, enabling our DTV business to…breakeven in the third quarter of 2011…"

Reality – A commitment to breakeven in DTV in the third quarter of 2011, while hoping that shareholders would infer profits afterward, is highly misleading given that the third quarter is the seasonally strongest quarter of the year due to inventory building ahead of the holiday season.  Over the past three years, Zoran's third quarter DTV revenue has averaged approximately 42% higher than the other three quarters of the year.

A commitment to only breakeven during the seasonally strongest quarter of the year actually translates to substantial losses during the remaining quarters.

Misleading Statement – "Ramius' plan to shut down DTV (including STB) and DVD could actually result in an operating loss in 2011 given the substantial increase in COGS and stranded operating expenses."

Reality – The DTV and DVD businesses lost $56.4 million of non-GAAP operating loss over the last twelve months.  Ramius' plan calls for the exploration of alternatives for both the DTV and DVD businesses to shutter the massive losses from those segments.  In addition, Ramius' plan also calls for the significant reduction in Microtune's DTV business, saving Zoran's shareholders an additional estimated $17 million per year.

In total, under Ramius' plan, we believe that consolidated LTM operating profit, including the acquisition of Microtune, would improve from -$16.2 million to $59.2 million, an increase of $75.4 million.

Misleading Statement – "Over the past nine months…the Board and management team have been evaluating Zoran's technology expense structure and opportunities in DVD and DTV…prior to the Ramius Group's investment in Zoran…" and that as a result "we have discontinued DVD investments…"

Reality – While Zoran would like shareholders to believe that the Company came to the conclusion to discontinue investments in the DVD business over the last nine months, and prior to Ramius' involvement, the Company's actual statements over the last nine months say otherwise:

•
CEO Dr. Levy Gerzberg, Q1 2010 conference call: [Regarding the DVD business], "we are encouraged by the latest market trends and believe we can emerge as the market leader in this segment." (emphasis added)

•
CEO Dr. Levy Gerzberg, Q2 2010 conference call: "During the quarter, we won design wins for Blu-ray products with some of the largest DVD ODMs transitioning to Blu-ray global markets…we are already working with several manufacturers in the Blu-ray portable segment and expect to see several wins in the next few quarters." (emphasis added)

•
CEO Dr. Levy Gerzberg, Q3 2010 conference call: "we continue to ship to the higher margin segments like portable and automotive with Tier 1 customers.  In addition, new HDMI model from Panasonic, based on our Vaddis solutions, are now shipping." (emphasis added)

Does Zoran really expect shareholders to believe that it decided to discontinue investment in DVD nine months ago when in reality the Company was telling shareholders at the time that it expected to be the market leader in DVD?

ZORAN'S BOARD HAS FAILED TO PROPERLY OVERSEE THE COMPANY

The performance of Zoran under the current Board has been completely unacceptable to shareholders.  Zoran's stock has materially underperformed the broader indices and Peer Group over any extended time period, and the financial results have continued to deteriorate with no end in sight.  We question why the current Board continues to "rubber stamp" a failed strategy that has destroyed significant shareholder value.

ZORAN'S INDEPENDENT DIRECTORS HAVE LIMITED RELEVANT INDUSTRY EXPERIENCE, MINIMAL FINANCIAL INTEREST AND AN AVERAGE BOARD TENURE OF 20 YEARS

•	The average tenure of all of the independent directors is 20 years

•	Since each director has joined the Board, Zoran's stock has massively underperformed the Peer Group and broader indices

•	Despite receiving significant cash and stock compensation every year, Zoran's Board owns very little stock

•	Four of the Company's six independent directors are at least 70 years old, including the Chairman of the Board who is 85 years old

Name	Board Tenure	Age	Shares Held(4) % total	Stock Perf. Since Joining(5)	NASDAQ Perf. Since Joining	Stock Under- Perf. Since Joining
Uzia Galil (Chairman)	1983	85	27,063 (0.1%)	-43.0%	149.6%	-192.6%
James Meindl	1986	77	6,720 (0.0%)	-43.0%	149.6%	-192.6%
Philip Young	1986	70	6,000 (0.0%)	-43.0%	149.6%	-192.6%
Arthur Stabenow	1990	71	64,596 (0.1%)	-43.0%	149.6%	-192.6%
James Owens	2003	60	6,000 (0.0%)	-56.1%	70.1%	-126.2%
Raymond Burgess	2005	51	2,000 (0.0%)	-15.8%	34.2%	-50.0%

Total - Zoran			112,379 (0.2%)

Ramius Group with Nominees			4,549,800 (9.3%)

As clearly shown in the table above, the current Board members have a terrible track record of producing results, have remained on the Board for too long, and have, individually and collectively, almost no financial commitment to the Company as demonstrated by the lack of real share ownership.  This is unacceptable to us and should be unacceptable to you, too.

ZORAN'S BOARD CONTINUES TO ENRICH MANAGEMENT AT THE EXPENSE OF THE SHAREHOLDERS

Despite a massive destruction in shareholder value and horrendous financial results, Zoran's Board has continued to enrich the management team at the expense of its shareholders.

In fact, just last year, Institutional Shareholder Services (ISS), the leading independent proxy advisory service to institutional investors on corporate governance, issued a WITHHOLD recommendation for the three members of Zoran's Compensation Committee.

"WITHHOLD votes for Compensation Committee members Uzia Galil, James D. Meindl, and Arthur B. Stabenow due to a significant increase in non-performance-based equity grants to the Company's CEO despite the Company's poor performance."

ISS goes on to state that "Zoran has sustained poor total shareholder return (TSR) performance, as determined by ISS' standards" and that the "members of the Compensation Committee should be held responsible for establishing a pay-for-performance disconnect."  (emphasis added)

IN FACT, ISS HAS RECOMMENDED ZORAN SEEK NEW BOARD MEMBERS FOR EACH OF THE LAST THREE YEARS, BUT THE COMPANY HAS BEEN UNWILLING TO DO SO

In each of the last three years, ISS has stated:

"ISS believes that boards with limited turn over may lack new perspectives that can add value to the boardroom.  Many institutional investors believe that directors who serve on a board concurrently for many years may become less independent from management and, as such, less willing to act as advocates for shareholders.  ISS encourages the board to seek new nominees to the board so that new viewpoints can be introduced." (emphasis added)

IT'S TIME FOR SHAREHOLDERS TO VOTE FOR A NEW BOARD THAT IS COMMITTED TO LOOKING OUT FOR THE SHAREHOLDERS' BEST INTERESTS

OUR NOMINEES HAVE THE PROVEN EXPERIENCE NEEDED TO TURN ZORAN INTO A PROFITABLE AND SUCCESSFUL COMPANY

You have the choice of either supporting the current Board with its record of overseeing a failed strategy and repeated destruction of significant shareholder value, or you can support new, highly qualified nominees that offer a fresh perspective and who will work diligently to ensure that the Company is being run solely in the best interest of all shareholders.  We think the answer is clear.

THE RAMIUS NOMINEES HAVE THE EXPERIENCE AND COMMITMENT REQUIRED TO OVERSEE A SUCCESSFUL TURNAROUND AT ZORAN

We believe each of our six nominees is uniquely qualified to oversee a successful turnaround of Zoran.  Complete biographies of our nominees and their experiences are available on our website, www.shareholdersforzoran.com.  Each of our nominees has extensive experience in the semiconductor and technology industry having both led and overseen a number of highly successful companies.  Even more importantly, our nominees are committed to significantly improving the operating performance of Zoran and enhancing shareholder value.

Name	Age	Prior Experience
Jon Castor	59
• Co-founder and CEO of TeraLogic (now part of Zoran)

● Sold to Oak Technology in 2002

• Currently serves on Board of ADPT Corporation

• Served on Board of California Micro Devices

● Sold to On Semiconductor for a 70% increase in shareholder value

• Served on Board of privately held Omneon

● Sold to Harmonic for almost $300 million

• Served on the Board of Genesis Microchip

● Sold to ST Microelectronics for $141 million

Dale Fuller	52
• Currently president and CEO of MokaFive

• Previously Interim President and CEO of McAfee, Inc

● Transformed it into a leading security and e-commerce company

● Stock price rose by over 65% in only a year and a half

• Previously CEO of Borland Software Corporation from 1999 until 2005

• Served on the Board of Phoenix Technologies

● Sold in November 2010 for a 50% increase to shareholders

• Served on the Board of Guidance Software

Thomas Lacey	52
• Currently president and CEO of Phoenix Technologies

● Increased operating margins from -32% to 20% in a little over a year

● Sold in November 2010 for a 55.5% increase in shareholder value in less than one year

• Previously CEO of International Display Works

● Grew revenue by almost three times and significantly improved operating profits

● Sold company to Flextronics for approximately $300 million

• Former President of Intel America's and VP of Sales and Marketing at Intel

● Responsible for approximately 50% of Intel's total revenue, or approximately $12 billion

Jeffrey McCreary	53
• Currently an independent management consultant

• Previously Senior Vice President and Manager of Worldwide Sales and Marketing at Texas Instruments from 1998 to 2005

● Directed global sales organization at Texas Instruments responsible for $12 billion in revenue

● Produced significant market share gains and profitability

• General Manager of Texas Instruments Military Products

● Improved business from losing money on $100 million in revenue to becoming Texas Instruments most profitable stand-alone business until with profits from operations exceeding 50% in only 3 years

• Currently serves as an independent director of the Gennum Corporation and the Isola Group

Jeffrey Smith	38
• Partner of Ramius LLC, and CIO of Ramius Value and Opportunity Fund

• Significant experience evaluating companies from a financial, operational, and strategic perspective to identify inefficiencies and the resulting opportunities for value creation

• Served on the Board of the following technology companies:

• Chairman of Phoenix Technologies

● Sold in November 2010 for a 50% increase to shareholders

• Board of Actel Corporation

● Improved operating profit from -$2.5 million to over $40 million

● Sold in October 2010 for a 146% increase to shareholders

• Board of S1 Corporation

● Improved operating income from -$8 million to $26 million

• Board of Register.com (private company)

● Sold to Web.com for $135 million

• Currently serves on the Board of Surmodics and previously served on the Board of Kensey Nash Corporation and
   The Fresh Juice Company

Edward Terino	57
• Currently President and CEO of GET Advisory Services

• Extensive financial expertise as a public technology company CFO and as Audit Committee Chairman on four public company boards

• Previously CFO of Art Technology Group from 2001 to 2005

● Improved operating performance from losing -$47 million on $172 million to generating profits by reducing expenses by $80 million

● Stock rose by 79%

• Served on Board of Phoenix Technologies

● Sold in November 2010 for a 50% increase to shareholders

• Currently serves on the Board of SeaChange International, S1 Technologies, and Baltic Trading Limited

ZORAN NEEDS A NEWLY CONSTITUTED BOARD COMMITTED TO IMPROVING PROFITABILITY AND ENHANCING SHAREHOLDER VALUE

We firmly believe there is an opportunity to create substantial value at Zoran.  Under the direction of the current Board, Zoran's shareholders have suffered massive declines in shareholder value.  By consenting to the removal of six current directors and the election of Ramius' highly-qualified nominees, you have the opportunity to bring true accountability to the Board of Zoran and elect a new board of accomplished members who can drive success.  Ramius' nominees have the experience necessary to oversee a successful turnaround at Zoran and continue to drive future success.

VOTE FOR CHANGE NOW AT ZORAN -- PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE CONSENT CARD TODAY!

If you have any questions, require assistance with submitting your WHITE consent card, or need additional copies of the proxy materials, please contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders Call Toll-Free at: (877) 717-3898

Banks and Brokers Call Collect at: (212) 750-5833

ABOUT RAMIUS LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Luxembourg, Tokyo and Munich.

(1) As of December 3, 2010, the last business day before Ramius publicly announced it would be soliciting shareholder support to reconstitute Zoran's Board.

(2) Digital Still Camera revenue includes $5.5 million of mobile phone revenue, which if excluded, changes cash flow immaterially (approximately $1.1 million)

(3) Calculated per the following: Zoran DTV LTM revenue of $100.5 million and estimated LTM gross margins of 38.5% based on industry competitors and Company guidance, resulting in gross profit of $38.7 million.  LTM operating expenses estimated at -$90.3 million based on Company guidance surrounding SG&A and R&D costs.  Gross profit of $38.7 million deducted from operating expenses of -$90.3 million results in operating losses in DTV of -$51.6 million.

(4) Source: Company proxy filed on April 29, 2010. Ownership shares and percentage include only common stock.

(5) Stock performance as of December 3, 2010, last business day before Ramius publicly announced it would be soliciting shareholder support to reconstitute Zoran's Board.

CONTACT:

Peter Feld, 212-201-4878
Gavin Molinelli, 212-201-4828